EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-218390 on Form S-3 of our reports dated March 9, 2017, relating to the consolidated financial statements of HomeStreet, Inc., and the effectiveness of HomeStreet, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of HomeStreet, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
June 20, 2017